EXHIBIT 99.2

Contacts:
Chief Executive Officer     SVP Finance                Media Relations
Zach Lonstein               William McHale             Michael Wilczak
Infocrossing, Inc.          Infocrossing, Inc.         Infocrossing, Inc.
201-840-4710                201-840-4732               201-840-4941
zlonstein@infocrossing.com  wmchale@infocrossing.com   mwilczak@infocrossing.com



      OPTION EXERCISED TO PURCHASE ADDITIONAL $12 MILLION OF INFOCROSSING'S
                            CONVERTIBLE SENIOR NOTES

LEONIA, NJ, JULY 1, 2004 - INFOCROSSING, INC. (NASDAQ: IFOX), a provider of selective IT outsourcing and business processing solutions, announced today that the initial purchaser of a previously announced private offering of $60 million in aggregate principal amount of 4.0% Convertible Senior Notes due 2024 has exercised in full its option to purchase an additional $12 million of notes. Net proceeds from the private offering were used to repay approximately $40 million of outstanding indebtedness, which bore interest at a rate of 9.0%, with the balance to be used to fund potential acquisitions and for general corporate purposes.

The closing of the option is expected to occur on July 6, 2004, and is subject to the satisfaction of customary closing conditions.

Offers and sales of the notes were made only in the United States to qualified institutional buyers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. Neither the notes nor the shares of the Company's common stock into which they will be convertible have been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.


ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)

Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.


SAFE HARBOR FOR FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of ITO Acquisition Corporation d/b/a Systems Management Specialists; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

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